UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of Report (Date of earliest event reported) November 30, 2006
XCORPOREAL, INC.
(Exact name of registrant as specified in its charter)

Delaware	001-31608	98-0349685
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)
11400 W. Olympic Blvd., Suite 200
Los Angeles, California 90064
(Address of principal executive offices) (Zip Code)
Registrant’s telephone number, including area code: (310) 738-5138
(Former name or former address, if changed since last report)
     Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.1 3e-4(c))

Item 1.01 Entry Into A Material Definitive Agreement.
     On November 30, 2006, we entered into an employment agreement with Victor Gura, M.D., as discussed in Item 5.02 below.
Item 5.02 Departure Of Directors Or Principal Officers; Election Of Directors; Appointment Of Principal Officers.
     On December 1, 2006, Victor Gura, M.D. became our Chief Medical and Scientific Officer. Dr. Gura has been a member of our board of directors since October 13, 2006, as set forth in Item 5.02 the current report on Form 8-K we filed with the Securities and Exchange Commission on that date, which is incorporated herein by reference.
     Dr. Gura entered into a four-year Employment Agreement with us. His salary will be $420,000 per year. Dr. Gura is eligible to receive discretionary bonuses on an annual basis targeted at 50% of his annual salary. He will also be granted options to purchase an additional 500,000 shares of our common stock upon FDA approval of our first product. Dr. Gura is eligible to receive reimbursement of reasonable and customary relocation expenses as well as health, medical, dental insurance coverage and insurance for accidental death and disability. In the event he is terminated by us without good cause or if he resigns for good reason, as such terms as are defined in the agreement, we will be obligated to pay Dr. Gura in a lump sum an amount equal to two year’s salary plus 200% of the targeted bonus.
Item 7.01 Regulation FD Disclosure
     A copy of written materials concerning the company is furnished as Exhibit 99.1 hereto and incorporated by reference.
     Unless otherwise required by law, we disclaim any obligation to release publicly any updates or changes in our expectations or any change in events, conditions, or circumstances on which any forward-looking statements are based.
Item 9.01 Financial Statements And Exhibits.
(d) Exhibits.
10.1	Employment Agreement with Victor Gura, M.D.
99.1	2006 Business Plan

SIGNATURE
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report t signed on its behalf by the undersigned hereunto duly authorized.

Date: December 1, 2006	XCORPOREAL, INC.
	By:	/s/ Daniel S. Goldberger
Daniel S. Goldberger
President and Chief Operating Officer